Exhibit 10.26
Pursuant to 17 CFR 240.24b-2, confidential information (indicated by [***]) has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.
COLLABORATION AGREEMENT
     This Collaboration Agreement (this “Agreement”) is entered into as of this 6th day of February, 2007 (the “Effective Date”) by and between The Corporate Executive Board Company, a Delaware corporation (“CEB”), and The Advisory Board Company, a Delaware corporation (“ABCO”). CEB and ABCO are sometimes hereafter referred to individually as a “Party” and together as the “Parties.”
W I T N E S S E T H:
     WHEREAS, each Party routinely explores opportunities and evaluates ways in which it can by itself or in cooperation with others provide additional programs, products, services, and value to its member and prospective member customers of its commercial programs, and each Party has considered various means of offering to its members the programs, services and offerings contemplated by this Agreement;
     WHEREAS, ABCO and CEB wish to capitalize on the expertise of the other Party to achieve in a faster, more cost-efficient manner the (a) development of new best demonstrated practice (“BDP”) research programs, products and services, (b) provision of new BDP research programs, products and services to each Party’s members and prospective members, and (c) availability of new services and enhanced research programs as part of each Party’s existing BDP research programs, products, and service offerings; and
     WHEREAS, the Parties believe that combining their respective resources in the manner contemplated by this Agreement will likely result in the faster provision of higher quality BDP research programs, products and services that will benefit the Parties’ respective members and prospective members.
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants, and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1. CERTAIN DEFINITIONS
     Words and phrases not otherwise defined herein have the following respective meanings:
          “Collaborations” means, collectively, the General Counsel Collaboration, Employer Health Collaboration, New Product Collaboration, and Enhancement Collaboration (as such terms are defined in the first paragraphs of Sections 3.1, 3.2, 3.3 and 3.4, respectively).
          “Commercially Reasonable Efforts” means, as to a Party, an undertaking by such Party to perform or satisfy an obligation or duty or otherwise act in a manner reasonably calculated to obtain the intended result by action or expenditure not disproportionate or unduly burdensome in the circumstances, which means, among other things, that such Party will not be required to (a) expend funds other than for payment of the reasonable and customary costs and expenses of employees, counsel, consultants, representatives, or agents of such Party in connection with the performance or satisfaction of such obligation or duty or other action or (b) institute litigation or arbitration as a part of its Commercially Reasonable Efforts.
          “Confidential Information” means all such information (whether written, oral, electronic, visual or otherwise) furnished or made available (whether before or after the Effective Date) by either Party or any of its Representatives (as defined in Section 4.6(a)) to the other Party or its Representatives (including, but not limited to, the information and materials exchanged or made available by one Party’s Project Manager(s) (as defined in Section 4.1(a)) to the other Party’s Project Manager(s) in connection with this Agreement), and all analyses, compilations, forecasts, studies, summaries, notes, data, and other documents and materials in whatever form maintained, whether prepared by CEB, ABCO, or their respective Representatives, which contain or reflect, or are generated from, any such information. Notwithstanding the foregoing, Confidential Information does not include any information that:
               (a) at the time of disclosure is or later comes into the public domain or becomes publicly known through no improper conduct of the Recipient (as defined in Section 4.6(a)), the Recipient’s Representatives, or the Recipient’s Third Party (as defined in this Section 1 below) recipients;
               (b) can be demonstrated by documentation or other competent proof to have been in the Recipient’s possession prior to disclosure by the Disclosing Party (as defined in Section 4.6);
               (c) is subsequently received by the Recipient from a Third Party who is not bound by any obligation of confidentiality with respect to such information, and the Recipient is not bound by any other obligation of confidentiality to the Disclosing Party with respect to such information; or
               (d) can be demonstrated by documentation or other competent proof to have been independently developed by or for the Recipient without reference to, or use of, the Disclosing Party’s Confidential Information.
          “Covered Services” means and includes membership-based BDP subscription services in which members receive a bundle of services incorporating a meaningful combination of the following: (a) benchmarking efforts, case studies, root cause, economic and/or quantitative analysis, which culminate in a syndicated research report; (b) meetings focused on the discussion of those syndicated research reports in a single-client or multi-client setting; or (c) short answer custom research.
          “Cross-Industry Covered Services” means and includes a Covered Service that draws from a diverse group of industries and focuses on issues that are not the primary activity of those industries.

          “Education Industry” means and includes any Entity that (a) falls under the Educational Services sector or any of the subsectors referred to in Section 61 of the North American Industry Classification System as of the Effective Date, as such section may be amended from time to time (collectively, the “Educational Services Sector”), or (b) serves the Educational Services Sector, such as technology, software, communications, financing, and services vendors that sell their programs, products or services predominantly to the Educational Services Sector. Local, state and federal government entities that directly govern Entities within the Educational Services Sector are considered part of the Education Industry.
          “Entity” means an individual; corporation; partnership; limited liability company; association; trust or unincorporated organization; a local, state or federal government entity; any other entity, organization or institution; or any division or subsidiary of any of the foregoing.
          “General Counsel Roundtable” means the program developed and offered by CEB that, as of the Effective Date, provides BDP research, services and tools designed to assist legal executives with their management, communications and decision-making challenges.
          “Health Care Provider Company” means any Entity that is principally engaged in the health care provider business, which will include providers of patient care (such as hospitals, health systems, outpatient facilities, home health agencies, and relevant governmental entities) and providers of medical professional services (such as physician and nursing services and physician management companies).
          “Health-Related Companies” means, collectively, Health Care Provider Companies and Other Health Care Companies (as defined in this Section 1 below).
          “Industry Covered Services” means and includes Covered Services, such as those Covered Services that ABCO currently provides to members of its health care BDP syndicated research programs; i.e., Covered Services (a) focused principally on the primary activity, particular characteristic, or critical issue of and (b) sold to Health-Related Companies, Not-for-Profit Organizations (as defined in this Section 1 below), or Entities in the Education Industry. For the avoidance of doubt, for a Covered Service to be an Industry Covered Service, it must be identified as exclusively serving one “vertical” (i.e., a discreet industry sector), its content will draw primarily from that vertical, and all multi-client meetings include only clients from that vertical. Further, while some content might be shared across programs for reasons of leverage, any such content will be embedded within a program targeted at one of the verticals identified above.
          “New ABCO Industries” means, collectively, (a) the Education Industry and (b) Not-for-Profit Organizations.
          “New CEB Industries” means Entities that fall under the (a) [***] sector referred to in Section [***] of the NAICS, (b) [***] sector referred to in Section [***] of the NAICS, (c) [***] sector referred to in Section [***] of the NAICS, (d) [***] sector referred to in Section [***] of the NAICS, (e) [***] sector referred to in Sections [***] of the NAICS, (f) [***] sector referred to in Section [***] of the NAICS, (g) [***] sector referred to in Section [***] of the NAICS, (h) [***] sector referred to in Sections [***] of the NAICS, (i) [***] sector referred to in Section [***] of the NAICS, (j) [***] sector referred to in Section [***] of the NAICS, (k) [***] sector referred to in Section [***] of the NAICS, (l) [***] sector referred to in Sections [***] of the NAICS, (m) [***] sector referred to in Section [***] of the NAICS, (n) [***] sector referred to in Section [***] of the NAICS, (o) [***] sector referred to in Section [***] of the NAICS, (p) [***] sector referred to in Section [***] of the NAICS, (q) [***] sector referred to in Section [***] of the NAICS, (r) [***] sector referred to in Section [***] of the NAICS, and (s) [***] sector referred to in Section [***] of the NAICS, in each case to the extent such Entity does not fall under a New ABCO Industry and is not a Health-Related Company.
          “Non-Compete Period” means the period commencing on the Effective Date and continuing through the later of (x) February 5, 2011 or (y) the first anniversary of the last day that two (2) Collaborations remain in effect (i.e., whose Term has not yet expired or been terminated), provided that at least one (1) of the two (2) Collaborations that remain in effect is either the New Product Collaboration or the Enhancement Collaboration.
          “Not-for-Profit Organizations” means and includes (a) any Entity that exists for educational, social welfare, civic improvement, pleasure or recreation, charitable, or for any other purposes except for-profit, no part of the income of which is payable to or is otherwise available for the personal benefit of any proprietor, member, trustee, or shareholder, (b) any Entity serving the Entities referred to in immediately preceding clause (a), such as technology, software, communications, financing, and services vendors that sell their programs, products or services predominantly to an Entity described in the immediately preceding clause (a), and (c) local, state and federal government entities that directly govern Entities referred to in either of immediately preceding clauses (a) or (b).
          “Other Health Care Company” means any Entity that is not a Health Care Provider Company and that is principally engaged in other types of health care business, including: pharmaceuticals companies; medical technology and device companies, medical supply companies; medical equipment companies; technology, software, communications, financing, and services vendors selling predominantly to Health Care Provider Companies; companies providing health insurance; and managed care companies.
          “Term” means the period commencing on the Effective Date and continuing through the last day of the (a) the GC Term, (b) the EH Term, (c) the NP Term, and (d) the EC Term (as such terms are defined in Sections 3.1(a), 3.2(a), 3.3(a) and 3.4(a), respectively), unless sooner terminated in accordance with the terms of this Agreement.
          “Third Party” means any Entity other than ABCO or CEB.
2. CERTAIN REPRESENTATIONS, WARRANTIES, AND COVENANTS
     2.1 General. Each Party hereby represents, warrants, and covenants to the other Party as follows:
          (a) such Party is duly organized, validly existing, and in good standing under the laws of the State of Delaware and possesses the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and convey the rights herein granted to the other Party without the written consent of any Third Party;
          (b) this Agreement, when executed and delivered by such Party, will be the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles; the execution, delivery, and performance of this Agreement by such Party does not and will not conflict with, or constitute a breach or default under, such Party’s certificate of incorporation or bylaws or any material agreement, contract, commitment, or instrument to which such Party is a party; and such Party has not previously granted and will not grant any rights to any Third Party that are, nor contract with any Third Party in any manner that is, inconsistent with the terms herein; and
          (c) such Party will comply with all applicable laws when performing its obligations under this Agreement.
          2.2 Certain Additional Representations and Warranties of Each Party. (a) ABCO hereby represents and warrants to CEB that it has (i) received no claims, demands, or letters concerning or affecting the Employer Health Materials (as defined in Section 3.2(b)), licenses, services, or information to be delivered and the services to be performed by ABCO under this Agreement challenging the validity or scope of rights therein, or requesting that ABCO limit, cease and desist use, or take a license from a Third Party to continue the use or provision thereof, in whole or in part, and (ii) sufficient rights, whether granted by Third Parties or otherwise, to perform its obligations under this Agreement, including, but not limited to, ABCO’s obligations to enter into and perform the Collaborations.
          (b) CEB hereby represents and warrants to ABCO that it has (i) received no claims, demands, or letters concerning or affecting the General Counsel Materials (as defined in Section 3.1(b)), licenses, services, or information to be delivered and the services to be performed by CEB under this Agreement challenging the validity or scope of rights therein, or requesting that CEB limit, cease and desist use, or take a license from a Third Party to continue the use or provision thereof, in whole or in part, and (ii) sufficient rights, whether granted by Third Parties or otherwise, to perform its obligations under this Agreement, including, but not limited to, CEB’s obligations to enter into and perform the Collaborations.
3. TYPES AND CERTAIN TERMS OF COLLABORATIONS
     3.1 General Counsel Collaboration. The Parties agree to collaborate during the GC Term for provision to the global health care industry of certain cross-industry BDP content developed by or on behalf of CEB and offered by CEB through the General Counsel Roundtable in accordance with the terms and conditions of this Agreement (the “General Counsel Collaboration”). CEB has informed ABCO that CEB will be providing the General Counsel Materials and any other BDP content to ABCO for the purposes of the General Counsel Collaboration, in each case subject to the terms and conditions of this Agreement, as an extension of the so-called “CEB Network,” and CEB hereby represents and warrants to ABCO that CEB’s provision of General Counsel Materials and any other BDP content for these purposes does not in any way impose on ABCO any right, obligation, limitation or otherwise that is not expressly provided in this Agreement or affect any of ABCO’s rights or obligations provided in this Agreement with respect to the General Counsel Materials.
          (a) Term of General Counsel Collaboration. Unless sooner terminated or extended in accordance with the terms and conditions of this Agreement, the term of the General Counsel Collaboration will commence on the Effective Date and will continue through February 5, 2010 (the “GC Initial Term”). ABCO will have the right, exercisable upon written notice to CEB given at least thirty (30) days prior to the expiration of the GC Initial Term, or any subsequent GC Extended Term, to extend the term of the General Counsel Collaboration through February 5, 2012 and thereafter for subsequent two-year renewal terms (such extension period(s), the “GC Extended Term,” and together with the GC Initial Term, the “GC Term”).
          (b) Grant by CEB to ABCO of Certain Rights. Subject to the terms and conditions of this Agreement, CEB hereby grants to ABCO a nonexclusive, worldwide license to reproduce, prepare derivative works based on (subject to Section 3.1(h)), and distribute in accordance with the remainder of this Section 3.1(b), all materials developed by or on behalf of CEB in connection with the General Counsel Roundtable as part of ABCO’s own BDP membership program to serve general counsels and/or legal departments of Health Care Provider Companies (the “ABCO General Counsel Offering”). Such materials developed by or on behalf of CEB include, but are not limited to, the following: research studies, briefings, watches; meeting/on-site presentations and scripts; tools, templates, and benchmarks; and all General Counsel Roundtable program materials posted on CEB’s General Counsel Roundtable website (the latter of which shall be provided through direct access by the relevant Project Manager to the General Counsel Roundtable website) (all such materials collectively, the “General Counsel Materials”). ABCO in its sole discretion will be entitled to distribute the General Counsel Materials as part of the ABCO General Counsel Offering, subject to payment of license fees in accordance with Section 3.1(d), on a “private label basis” (i.e., under ABCO’s own trademarks, service marks and brands), and subject to the attribution obligation set forth in Section 3.1(e). Membership of the ABCO General Counsel Offering that includes access to the General Counsel Materials licensed by ABCO from CEB pursuant to this Agreement will be an “ABCO General Counsel Membership.” Notwithstanding anything to the contrary in this Agreement, ABCO will not be permitted to grant to any Entity with an ABCO General Counsel Membership rights to the General Counsel Materials offered by ABCO in connection with the ABCO General Counsel Offering that are greater or more permissive than the rights ABCO grants in the ordinary course of its business to members of its other BDP programs with respect to materials prepared by ABCO, including rights with respect to the confidentiality, reproduction, and use of such materials.
          (c) Dialogue and Training. CEB will provide to ABCO up to 40 hours of time per calendar quarter during the GC Term at mutually agreeable times for dialogue with ABCO staff about research topics and to train ABCO sales and service teams on matters concerning the General Counsel Roundtable, the General Counsel Materials licensed by ABCO from CEB in connection with the General Counsel Collaboration, and the ABCO General Counsel Offering. CEB will also make available to ABCO on a limited basis during the GC Term appropriate researchers of its General Counsel Roundtable to field specific questions concerning the research supporting the General Counsel Materials that are posed to ABCO by Entities with ABCO General Counsel Memberships.
          (d) License Fees. (i) During the GC Term, ABCO will pay to CEB, as a license fee for the General Counsel Materials, [***] for each twelve (12) month ABCO General Counsel Membership (the “GC License Fee”), with such license fee being (A) prorated for each ABCO General Counsel Membership that is shorter than twelve (12) full calendar months and (B) subject to adjustment in accordance with Section 3.1(d)(ii).
               (ii) If the [***] from the [***]. [***]. Notwithstanding the foregoing, [***]. For example, if [***] in a year [***].
          (e) Attribution on Certain General Counsel Materials. ABCO will include the following language in the lower left corner of each one-page publication or of each two-page spread of each multi-page publication distributed by ABCO pursuant to Section 3.1(b): “Provided by The Advisory Board Company by special arrangement with the General Counsel Roundtable.” If a particular General Counsel Material (e.g., a meeting speech) will be distributed by ABCO only orally (i.e., without such General Counsel Material also being distributed by ABCO in writing in either printed or electronic form (in which such case the attribution described in the immediately preceding sentence will be included in such writing) to the same audience), ABCO will either (i) state orally during the distribution of that General Counsel Material (e.g., during the oral presentation of the meeting speech) or (ii) include a notation on the agenda or any other announcement or notification of such distribution (e.g., an agenda for a conference during which such speech will be delivered), if there is one, that all or a portion of the content being presented, as the case may be, “is being provided by The Advisory Board Company by special arrangement with the General Counsel Roundtable.” If a particular General Counsel Material will be distributed in a manner or through a medium that is not contemplated by either of the two immediately preceding sentences, ABCO will attribute the General Counsel Material in a manner that is as consistent with foregoing as is reasonably practicable in the circumstances (i.e., communicate that the General Counsel Material is being “provided by The Advisory Board Company by special arrangement with the General Counsel Roundtable” in a manner that is similarly conspicuous as those described in the first two sentences of this Section 3.1(e), in each case to the extent reasonably practicable in the circumstances). No further acknowledgments will be required.
          (f) ABCO General Counsel Offering Pilot Program. During the GC Initial Term, ABCO will pilot an ABCO General Counsel Offering for new product development research purposes by marketing the ABCO General Counsel Offering to an alpha cohort of some of the larger health systems in the United States (generally health systems with operating expenses of $1 billion or greater) as identified by ABCO in its sole discretion. Throughout the pilot period, which may be shorter than the GC Initial Term, ABCO will evaluate the success of the pilot, along with information from its other new product development efforts, and determine in its sole discretion whether to launch the ABCO General Counsel Offering into a broader market.
          (g) Relationship with Members of the ABCO General Counsel Offering. During and after the expiration of the GC Term, ABCO will “own” the relationship (i.e., have the responsibility for selling to, servicing and renewing prospective and actual members) and have sole direct contract privity with members of the ABCO General Counsel Offering as such relationship relates to the ABCO General Counsel Offering.
          (h) Derivative Works. ABCO’s right to prepare derivative works under Section 3.1(b) shall be subject to the following: (i) ABCO may add summary graphics to any General Counsel Material; (ii) ABCO may modify a particular case study included in a particular General Counsel Material only upon obtaining the prior written consent of CEB, which consent shall be granted or denied in CEB’s sole discretion; (iii) ABCO shall maintain and shall not otherwise change CEB’s editorial conclusions contained in a particular General Counsel Material in any derivative of that General Counsel Material; (iv) ABCO may remove one or more case studies from any General Counsel Material that includes more than one case study; (v) ABCO may include one or more additional case studies in any General Counsel Material; and (iv) ABCO shall follow any written instructions provided in advance by CEB concerning the use of a specific General Counsel Material, provided that both CEB is required to adhere to the same instructions in its use of the General Counsel Material and CEB’s failure to adhere to the written instructions in any material respect could reasonably cause CEB to violate or breach an obligation of CEB to a Third Party. ABCO in good faith shall consider issues that a member of a CEB Covered Service has or will reasonably likely have a particular sensitivity to the preparation, or a particular manner of distribution or use, of one or more types of derivative works of a General Counsel Material to which such member contributed.
          (i) Possible Post-GC Term Obligation. The Parties hereby agree that, in the event the Non-Compete Period expires or is terminated prior to the expiration or termination of the GC Term (other than on account of a termination of this Agreement by ABCO pursuant to Section 5.1(a)), during the one-year period following the expiration or termination of the GC Term, the ABCO General Counsel Offering (as defined herein) shall also satisfy the standards set forth in the definition of Industry Covered Service.
     3.2 Employer Health Collaboration. The Parties agree to collaborate during the EH Term for provision of certain BDP content developed by or on behalf of ABCO and offered by ABCO through its health care BDP service offerings (“Health Care Programs”) to Entities that are not Health-Related Companies (the “Employer Health Collaboration”) in accordance with the terms and conditions of this Agreement.
          (a) Term of Employer Health Collaboration. Unless sooner terminated or extended in accordance with the terms and conditions of this Agreement, the term of the Employer Health Collaboration will commence on the Effective Date and will continue through February 5, 2010 (the “EH Initial Term”). CEB will have the right, exercisable upon written notice to ABCO given at least thirty (30) days prior to the expiration of the EH Initial Term or any subsequent EH Extended Term, to extend the term of the Employer Health Collaboration through February 5, 2012 and thereafter for subsequent two-year renewal terms (such extension period(s), the “EH Extended Term,” and together with the EH Initial Term, the “EH Term”).

          (b) Grant by ABCO to CEB of Certain Rights. Subject to the terms and conditions of this Agreement, ABCO hereby grants to CEB a nonexclusive, worldwide license to reproduce, prepare derivative works based on (subject to Section 3.2(h)), and distribute certain written BDP research studies and certain written meeting speeches developed by or on behalf of ABCO in connection with its Health Care Programs in accordance with the remainder of this Section 3.2(b) and that are selected by CEB pursuant to the immediately succeeding sentence for CEB as part of CEB’s own BDP membership program to serve human resources departments of Entities that are not Health-Related Companies (the “CEB Employer Health Offering”). CEB will be permitted to select by written notice to ABCO the BDP research studies and meeting speeches to be licensed pursuant to the Employer Health Collaboration from all research studies and meeting speeches that have been developed by or on behalf of ABCO in connection with its Health Care Programs (those materials selected by CEB pursuant to this sentence collectively, the “Employer Health Materials”). CEB in its sole discretion will be entitled to distribute the Employer Health Materials as part of the CEB Employer Health Offering, subject to payment of license fees in accordance with Section 3.2(d), on a “private label basis” (i.e., under CEB’s own trademarks, service marks and brands), and subject to the attribution obligation set forth in Section 3.2(e). Membership of the CEB Employer Health Offering that includes Employer Health Materials licensed by CEB from ABCO pursuant to this Agreement, will be a “CEB Employer Health Membership.” Notwithstanding anything to the contrary in this Agreement, CEB will not be permitted to grant to any Entity with a CEB Employer Health Membership rights to the Employer Health Materials offered by CEB in connection therewith that are greater or more permissive than the rights CEB grants in the ordinary course of its business to members of its other BDP programs with respect to materials prepared by CEB, including with respect to the confidentiality, reproduction and use of such materials.
          (c) Dialogue and Training. ABCO will provide to CEB up to 40 hours of time per calendar quarter during the EH Term at mutually agreeable times for dialogue with CEB staff about research topics and to train CEB sales and service teams on matters concerning its Health Care Programs, the Employer Health Materials, and the CEB Employer Health Offering. ABCO will also make available to CEB on a limited basis during the EH Term appropriate researchers of its Employer Health Materials to field specific questions concerning the research supporting the Employer Materials that are posed to CEB by Entities with a CEB Employer Health Membership.
          (d) License Fees. The license fee payable by CEB to ABCO for Employer Health Materials will be negotiated in good faith and agreed upon in writing by the Parties on an individual basis (i.e., on an Employer Health Material-by-Employer Health Material basis).
          (e) Attribution of Employer Health Materials. CEB will include the following language in the lower left corner of each one-page publication or of each two-page spread of each multi-page publication distributed by CEB pursuant to Section 3.2(b): “Provided by The Corporate Executive Board Company by special arrangement with The Advisory Board Company.” If a particular Employer Health Material (e.g., a meeting speech) will be distributed by CEB only orally (i.e., without such Employer Health Material also being distributed by CEB in writing in either printed or electronic form (in which such case the attribution described in the immediately preceding sentence will be included in such writing) to the same audience), CEB will either (i) state orally during the distribution of that Employer Health Material (e.g., during the oral presentation of the meeting speech) or (ii) include a notation on the agenda or any other announcement or notification of such distribution (e.g., an agenda for a conference during which such speech will be delivered), if there is one, that all or a portion of the content being presented, as the case may be, “is being provided by The Corporate Executive Board Company by special arrangement with The Advisory Board Company.” If a particular Employer Health Material will be distributed in a manner or through a medium that is not contemplated by either of the two immediately preceding sentences, CEB will attribute the Employer Health Material in a manner that is as consistent with foregoing as is reasonably practicable in the circumstances (i.e., communicate that the Employer Health Material is being “provided by The Corporate Executive Board Company by special arrangement with The Advisory Board Company” in a manner that is similarly conspicuous as those described in the first two sentences of this Section 3.2(e), in each case to the extent reasonably practicable in the circumstances). No further acknowledgments will be required.
          (f) Initial Employer Health Material. CEB hereby agrees to license from ABCO and distribute to Entities with CEB Employer Health Memberships and/or members of CEB’s existing BDP research programs at least one Employer Health Material on the [***] in 2007, and the Parties hereby agree that the license fee payable by CEB to ABCO for such Employer Health Material will be negotiated in good faith and agreed upon in writing by the Parties.
          (g) Relationship with Members of the CEB Employer Health Offering. During and after the expiration of the EH Term, CEB will “own” the relationship (i.e., have the responsibility for selling to, servicing and renewing prospective and actual members) and have sole direct contract privity with members of the CEB Employer Health Offering as such relationship relates to the CEB Employer Health Offering.
          (h) Derivative Works. CEB’s right to prepare derivative works under Section 3.2(b) shall be subject to the following: (i) CEB may add summary graphics to any Employer Health Material; (ii) CEB may modify a particular case study included in a particular Employer Health Material only upon obtaining the prior written consent of ABCO, which consent shall be granted or denied in ABCO’s sole discretion; (iii) CEB shall maintain and shall not otherwise change ABCO’s editorial conclusions contained in a particular Employer Health Material in any derivative of that Employer Health Material; (iv) CEB may remove one or more case studies from any Employer Health Material that includes more than one case study; (v) CEB may include one or more additional case studies in any Employer Health Material; and (iv) CEB will follow any written instructions provided in advance by ABCO concerning the use of a specific Employer Health Material, provided that both ABCO is required to adhere to the same instructions in its use of the Employer Health Material and ABCO’s failure to adhere to the written instructions in any material respect could reasonably cause ABCO to violate or breach an obligation of ABCO to a Third Party. CEB in good faith will consider issues that a member of an ABCO Covered Service has or will reasonably likely have a particular sensitivity to the preparation, or a particular manner of distribution or use, of one or more types of derivative works of an Employer Health Material to which such member contributed.
     3.3 New Product Collaboration. In addition to the other Collaborations, the Parties agree to collaborate during the NP Term to develop new BDP research programs focused on particular industries (“New Product Collaboration”). The Parties acknowledge and agree that the New Product Collaboration is intended to further (a) ABCO’s goal of launching BDP research programs in the New ABCO Industries and (b) CEB’s goal of launching BDP research programs in one or more of the New CEB Industries.
          (a) Term of the New Product Collaboration. Unless sooner terminated in accordance with the terms and conditions of this Agreement, the term of the New Product Collaboration will commence on the Effective Date and continue through February 5, 2010 (the “Initial NP Term”). The Initial NP Term may be extended through February 5, 2012 upon the mutual written agreement of the Parties entered into prior to the expiration of the Initial NP Term (such extension period, the “NP Extended Term,” and together with the NP Initial Term, the “NP Term”).
          (b) Provision of Information by CEB to ABCO. CEB will make available to ABCO the following to help reduce the amount of time it would otherwise take ABCO to enter, and the cost of ABCO’s entry into, the New ABCO Industries:
               (i) industry knowledge of Entities in a New ABCO Industry based on existing and then-existing CEB relationships and research; and
               (ii) insight into and feedback on BDP research programs, products and services that may be more compelling for (i.e., more marketable or of greater particular interest to) Entities in a New ABCO Industry than for Health-Related Companies.
          (c) Provision of Information by ABCO to CEB. ABCO will make available to CEB the following to help reduce the amount of time it would otherwise take CEB to enter, and the cost of CEB’s entry into, the New CEB Industries:
               (i) insight into and feedback on marketing strategy for deep penetration of a particular industry or “vertical,” such as a New CEB Industry, based on ABCO’s experience in the health care “vertical” with Health-Related Companies;
               (ii) information on product strategy for a “vertical” based on ABCO’s experience in the health care “vertical” with Health-Related Companies; and
               (iii) insight into and feedback on BDP programs, products and services that may be more compelling for (i.e., more marketable or of greater particular interest to) members in a deep “vertical,” such as a New CEB Industry, as opposed to a more functional program, product or service that could apply across several “verticals” or New CEB Industries.
     3.4 Enhancement Collaboration. The Parties agree to collaborate during the EC Term to enhance each Party’s ability to service its respective members of its BDP research programs, thereby increasing such members’ access to information and reducing each Party’s costs to serve its members, with the goal of providing better, more accessible and more economical programs, products and services to each Party’s members (the “Enhancement Collaboration”).

          (a) Term of Enhancement Collaboration. Unless sooner terminated in accordance with the terms and conditions of this Agreement, the term of the Enhancement Collaboration will commence on the Effective Date and continue through February 5, 2010 (the “Initial EC Term”). The Initial EC Term may be extended through February 5, 2012 upon the mutual written agreement of the Parties entered into prior to the expiration of the Initial EC Term (such extension period, the “EC Extended Term,” and together with the EC Initial Term, the “EC Term”).
          (b) Enhancement Collaboration Obligations. In connection with the Enhancement Collaboration, each Party will during the EC Term:
               (i) share with the other Party, through their respective Project Manager(s) and/or other designated persons at regular meetings, (x) such Party’s knowledge acquired through its experiences serving members of its Covered Services, and (y) information concerning such Party’s internal processes and practices concerning research production and servicing members of its Covered Services. The specific subject areas on which a Party will be obligated to share knowledge and information pursuant to this Section 3.4(b)(i) include the following:
(A) account management (including, but not limited to, incentive plans and employee training materials);
(B) new product development and innovation of new and enhanced Covered Services (including, but not limited to, the process of launching and generating ideas for new or enhanced Covered Services);
(C) development and design of BDP research membership websites;
(D) syndicated research agenda setting (including, but not limited to, employee training materials);
 (E) sales process and management (including, but not limited to, employee incentive plans, process and practices relating to the allocation of territories and sales training materials);
(F) knowledge management technology (including, but not limited to, CRM systems and BDP research content terrain maps);
(G) human resource management and recruiting (including, but not limited to, recruiting plans and salary benchmarks); and
(H) information technology (including, but not limited to, architecture roadmaps);
               (ii) brainstorm and investigate with the other Party, through their respective Project Manager(s) and/or other designated persons at regular meetings, the possibility of collaborating on projects to serve members of their respective Covered

Services better and/or to increase efficiencies of internal operations (e.g., knowledge management technology); and
               (iii) provide, to a mutually agreeable individual employed by the other Party, access to websites it provides to members as part of the Covered Services for no fewer than five (5) separate BDP research programs across no fewer than three (3) separate practice areas (for the sole purpose of idea generation as to ways to use websites as a medium to deliver information and materials and to serve members of Covered Services). It is understood by the Parties that this website access will be in addition to any website access provided as part of the Parties’ obligations in sections 3.1, 3.2 and 3.3.
For the avoidance of doubt, the Parties hereby acknowledge and agree that a Party is permitted to use knowledge and information acquired from the other Party (including from the other Party’s Project Manager(s) and/or other designated persons) in connection with Sections 3.4(b)(i) through (iii) for the sole purpose of generating ideas on how a Party can, and implementing any of those ideas to, enhance its ability to serve members of its BDP research programs (i.e., achieve the stated purpose of the Enhancement Collaboration), except that the foregoing does not permit a Party to use any BDP research content (i.e., the types of materials described in the second sentences of Section 3.1(b) and 3.2(b)) of the other Party disclosed to or accessed by a Party in connection with Sections 3.4(b)(i) through (iii).
4. CERTAIN OTHER OBLIGATIONS OF THE PARTIES
     4.1 Project Managers. (a) Within 30 days after the execution and delivery of this Agreement by the Parties, each Party will identify to the other Party one or more full-time employees of such Party (each such employee, a “Project Manager”) who will, during the Term, dedicate a significant portion of his/her time and attention to furthering the purposes of the Collaborations then in effect (i.e., whose Term has not yet expired or been terminated), including by meeting and conferring regularly with the other Party’s applicable Project Manager(s), and each Party will designate promptly replacement Project Manager(s) in the event previously designated Project Manager(s) no longer serves in such capacity. Each Party may make recommendations to the other Party as to who should be designated as the other Party’s Project Manager(s), and the designating Party will consider any such recommendations, although a Party may designate its Project Manager(s) in its sole discretion. Each Party acknowledges that it is in the interests of both Parties that the Project Managers perform in a manner that is reasonably satisfactory to both Parties and that the Project Managers’ relationship to each other, as well as the particular skills and position of each Project Manager, should be of the type that furthers the purposes of the Collaborations.
          (b) During the Term, the Parties will cause their Project Manager(s) to (i) schedule in advance and attend meetings with the other Party’s Project Manager(s) held no less frequently than bi-monthly during each calendar year during the Term at mutually agreeable locations and times and (ii) discuss with the other Party’s Project Manager(s) and agree upon in advance a substantive agenda for each such meeting that includes, among other things, discussion regarding the implementation and development of the Collaborations then still in effect. Other relevant individuals will be included in these meetings depending upon the topic of discussion.
          (c) In addition to the foregoing:
               (i) each Party’s Project Manager for the General Counsel Collaboration will serve as the principal contact person for the other Party with respect to the management and administration of the General Counsel Collaboration. During the GC Term, the Parties will also, through the Project Managers and/or other designated persons, discuss other areas where ABCO might license BDP research content unrelated to the General Counsel Roundtable from CEB with terms and conditions of any such license being set forth in writing in a separate agreement between the Parties or an addendum to this Agreement;
               (ii) each Party’s Project Manager for the Employer Health Collaboration will serve as the principal contact person for the other Party with respect to the management and administration of the Employer Health Collaboration. During the EH Term, the Parties will also, through the Project Managers and/or other designated persons, discuss other areas where CEB might license BDP research content unrelated to Employer Health Materials from ABCO with terms and conditions of any such license being set forth in writing in a separate agreement between the Parties or an addendum to this Agreement;
               (iii) each Party’s Project Manager(s) for the New Product Collaboration and the Enhancement Collaboration will serve as the principal contact person for the other Party with respect to the management and administration of the New Product Collaboration and the Enhancement Collaboration, respectively; and
               (iv) each Party’s Project Manager(s) may serve as the Project Manager(s) for one or more of the Collaborations.
     4.2 Policies and Procedures; Implementation. The Parties in good faith will use Commercially Reasonable Efforts to develop, within the 30 days after the execution and delivery of this Agreement, mutually agreeable written policies and procedures to implement the transactions contemplated by this Agreement, including, but not limited to, with respect to (a) timing of payment of fees payable by one Party to the other, (b) the medium on which General Counsel Materials and/or Employer Health Materials will be provided to the other Party for modification, reproduction and distribution to members of the ABCO General Counsel Offering and/or the CEB Employer Health Offering, as applicable, (c) the designation and selection by CEB of Employer Health Materials to be included as part of the CEB Employer Health Offering, and (d) the exchange of only such Confidential Information that is reasonably necessary to further the purposes of the Collaborations.
     4.3 Certain Intellectual Property Rights. (a) General. Notwithstanding anything to the contrary in this Agreement, (i) ABCO retains all right, title, and interest in and to the Employer Health Materials, including any modifications it makes thereto, and any intellectual property associated therewith, (ii) CEB retains all right, title, and interest in and to the General

Counsel Materials, including any modifications it makes thereto, and any intellectual property associated therewith, (iii) ABCO retains all right, title and interest in and to any modifications it may make to the General Counsel Materials and any intellectual property associated therewith, (iv) CEB retains all right, title and interest in and to any modifications it may make to the Employer Health Materials and any intellectual property associated therewith; (v) ABCO retains all right, title and interest in and to any of ABCO’s BDP research content that may be disclosed to or accessed by CEB in connection with Sections 3.4(b)(i) through (iii), including any modifications ABCO makes thereto, and any intellectual property associated therewith; and (vi) CEB retains all right, title and interest in and to any of CEB’s BDP research content that may be disclosed to or accessed by ABCO in connection with Sections 3.4(b)(i) through (iii), including any modifications CEB makes thereto, and any intellectual property associated therewith.
          (b) Jointly-Developed Property. The Parties acknowledge that, through the Collaborations, it is possible that the Parties may jointly develop programs, products, services, and other commercially valuable materials and/or intellectual property (“Jointly Developed Property”). The Parties will use Commercially Reasonable Efforts to negotiate, in good faith, terms and procedures regarding the use of Jointly Developed Property. These terms and procedures will include, but not be limited to, (i) which Party would have the right to commercialize particular Jointly Developed Property, (ii) the terms upon which a Party would be permitted to commercialize particular Jointly Developed Property, (iii) how the Parties would share, if at all, the costs of and revenues derived from Jointly Developed Property, and (iv) other matters concerning the ownership of the Jointly Developed Property. The Parties further acknowledge and agree that, unless and until the terms and procedures are agreed upon in accordance herewith for any program, product or service, ownership of and rights in any such program, product or service will be determined as a matter of applicable law, and if the work is protected by copyright, joint owners will each have unrestricted rights to reproduce, modify, distribute, perform and display the work and will be obligated to share proportionately with the other Party any profits that may result from exercise of these rights.
     4.4 Agreement Not to Compete. (a) In order to allow for the Collaborations contemplated by this Agreement, the Parties agree not to compete with the other Party for the provision of Covered Services for the Non-Compete Period, as follows:
               (i) ABCO is permitted to sell or otherwise provide, directly or indirectly through an Affiliate (as defined in Section 4.4(c)), only Industry Covered Services to Entities in a New ABCO Industry;
               (ii) ABCO is permitted to sell or otherwise provide, directly or indirectly through an Affiliate, only Industry Covered Services to Other Health Care Companies;
               (iii) Notwithstanding the foregoing, ABCO is permitted to sell or otherwise provide, directly or indirectly through an Affiliate, Covered Services to Health Care Provider Companies;
               (iv) ABCO is not permitted to sell or otherwise provide, directly or indirectly through an Affiliate, Covered Services to Entities principally engaged in a New

CEB Industry other than local, state or federal government entities that govern (A) Health Care Provider Companies, (B) Other Health Care Companies or (C) Entities in a New ABCO Industry;
               (v) CEB is permitted to sell or otherwise provide, directly or indirectly through an Affiliate, only Cross-Industry Covered Services to Entities in a New ABCO Industry;
               (vi) CEB is permitted to sell or otherwise provide, directly or indirectly through an Affiliate, only Cross-Industry Covered Services to Other Health Care Companies;
               (vii) CEB is not permitted to sell or otherwise provide, directly or indirectly through an Affiliate, Covered Services to Health Care Provider Companies; and
               (viii) Notwithstanding the foregoing, (A) CEB is permitted to sell or otherwise provide, directly or indirectly through an Affiliate, Covered Services to Entities in a New CEB Industry and (B) CEB is permitted to continue to renew unexpired Covered Services, as the case may be, of each Entity listed on Schedule 4.4 solely for those Covered Services attributed to such Entity on Schedule 4.4. CEB has informed ABCO that each Entity listed on Schedule 4.4 has continued to renew its Covered Service attributed to such Entity on Schedule 4.4 since February 23, 1999 (i.e., each Covered Service attributed to such Entity was renewed prior to its expiration). By no later than February 15 of each calendar year during the Non-Compete Period, the chief executive officer of CEB shall certify to ABCO in writing whether an Entity listed on Schedule 4.4 renewed its Covered Service attributed to such Entity on Schedule 4.4 prior to the expiration of such Covered Service, and, in the event such Covered Service was not renewed prior to its expiration, Schedule 4.4 will automatically and without any further action by either Party be deemed amended to reflect such non-renewal effective upon the expiration of such Covered Service.
          (b) For the avoidance of doubt and given that the Collaborations contemplated by this Agreement are aimed at enhancing and launching Covered Services, the programs, products and services to be covered by this Section 4.4 will apply only to Covered Services and not to any other services such as installation support, data, software, business intelligence, training, and development (e.g., services offered by H*Works, Advisory Board Compass Programs, Advisory Board Academies Programs and OptiLink).
          (c) For purposes of this Section 4.4, (i) an “Affiliate” of another Entity is an Entity that directly or indirectly, through one or more intermediaries, “controls,” or is “controlled by,” or is “under common control with,” such Entity and (ii) “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an Entity, whether through the ownership of voting securities, by contract or otherwise.

     4.5 Non-solicitation. The Parties hereby agree that, for the period commencing on the Effective Date and continuing through the first anniversary of the last day of the Term, neither Party will, without the prior written consent of the other Party, recruit or employ any person who is at the time of such recruitment an employee or independent contractor of the other Party or who was employed by or an independent contractor of the other Party or its subsidiaries at any time during the 24-month period preceding the date of such recruitment or employment, unless the other Party’s chief executive officer consents to such recruitment or employment, which consent will not be unreasonably withheld or delayed.
     4.6 Confidentiality and Publicity. (a) Maintaining Confidentiality of Confidential Information. The Parties hereby acknowledge and agree that each Party may have received or may receive during the Term, whether as provided for in this Agreement or otherwise (in such event, each of ABCO and CEB, as the case may be, together with their respective Representatives, is a “Recipient”), Confidential Information belonging to the other Party (the “Disclosing Party”). The Parties hereby acknowledge and agree that each Party retains all right, title and interest in and to its Confidential Information, and any intellectual property associated therewith. The Recipient may not use the Disclosing Party’s Confidential Information for any purpose other than as expressly permitted by this Agreement or to perform Recipient’s obligations under this Agreement. Each Party will hold all such Confidential Information in the strictest confidence as a fiduciary and may not voluntarily sell, transfer, publish, disclose, display, or otherwise make available such Confidential Information to any Third Party without the prior written consent of the Disclosing Party other than to the Recipient’s (i) directors, officers, employees (including the Project Manager(s)), and advisors (e.g., legal, accounting and other professional advisors) who reasonably need to have access to such Confidential Information or (ii) contractors or other agents who reasonably need to have access to Confidential Information for the purposes of this Agreement and who also execute in advance a writing to abide by confidentiality provisions substantially similar to the confidentiality provisions of this Agreement and that provides that the Disclosing Party is a Third Party beneficiary of such contractor or other agent’s agreement to abide by such confidentiality agreement (the Entities referred to in clause (i) or (ii) in this sentence, a Party’s “Representatives”). Without limiting the foregoing, each Party will protect, and will cause their respective Representatives (and former Representatives) to protect, the confidentiality of each other Party’s Confidential Information, implement measures to prevent its unauthorized dissemination, and exercise the same degree of care and urgency to protect the confidentiality of all such information as exercised to protect its most confidential business information, but in no event less than a reasonable degree of care.
          (b) Disclosure of Confidential Information. Notwithstanding anything to the contrary in Section 4.6(a), each Party may disclose Confidential Information to the extent that such disclosure is:
               (i) made in response to a valid order of a court or other tribunal of competent jurisdiction, provided, however, that (a) the Recipient will first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order and/or to obtain a protective order requiring that the Confidential Information that is the subject of such order or administrative or judicial process be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued, (b) the Recipient and the applicable Representatives agree not to oppose any action by the Disclosing Party to obtain an order to quash or a protective order or other appropriate remedy and cooperate fully with the Disclosing Party in connection therewith, and (c) in the event that no such order to quash or protective order or other remedy is obtained, the Recipient and its Representatives will furnish only that portion of the Confidential Information that Recipient is advised by outside counsel is legally required and exercise their Commercially Reasonable Efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information;
               (ii) otherwise required by applicable law (subject to providing prior written notification to the Disclosing Party and allowing sufficient time for the Disclosing Party to seek confidential treatment where available);
               (iii) otherwise required by applicable securities laws, provided that such Party will provide the other Party with a written copy of all proposed filings, registrations, or notifications within such time frame as to allow for a reasonably sufficient time for review and comment by the other Party prior to the submission of such proposed filing, registration, or notification. The other Party will cooperate with such filing, registration, or notification and will execute all documents reasonably required in connection therewith. To the extent permitted by applicable law, the Parties will request confidential treatment of sensitive provisions of this Agreement. The Parties will promptly inform each other as to the activities or inquiries of any governmental entity relating to this Agreement and will cooperate to respond to any request for further information therefrom; and
               (iv) made pursuant to and in accordance with Sections 3.1(b) or 3.2(b).
          (c) Remedies for Improper Disclosures. Each Party acknowledges that a Disclosing Party will not have an adequate remedy in the event that the Recipient or any of its Representatives (or former Representatives) breaches or threatens to breach the provisions of this Section 4.6, and that the Disclosing Party will likely suffer irreparable damage and injury in such event. Each Party agrees that a Disclosing Party, in addition to any other available rights and remedies under law and in equity, will be entitled to an injunction restricting Recipient or any of its Representatives from committing or continuing any violation of the provisions of this Section without any need to secure or post any bond in connection therewith.
          (d) Treatment of Confidential Information upon Termination or Expiration. Upon the termination or expiration of this Agreement for any reason in accordance with the terms and conditions of this Agreement, upon written request, Recipient and its Representatives agree, at their own expense, to return promptly, within ten (10) business days from receipt of such notice, all Confidential Information to the Disclosing Party, and, except as contemplated by Sections 3.1(b) or 3.2(b), no copies, extracts or other reproductions (whether written, oral, electronic, visual, or otherwise) of the Confidential Information will be retained by Recipient or its Representatives, it being acknowledged and agreed by the Parties that portions of Confidential Information that are in electronic or similar form or that consist solely of analyses, compilations, forecasts, studies, summaries, notes, data, or other documents or materials prepared by Recipient or its Representatives may be erased or destroyed by Recipient in lieu of being returned to the Disclosing Party, in which event one of its authorized officers will provide certification that such materials have in fact been so erased or destroyed within ten (10) business days of the receipt of the written request to erase or destroy such materials.
          (e) Publicity; Certain Communications. Except as otherwise contemplated by this Agreement or as otherwise reasonably necessary to accomplish the purposes of this Agreement or comply with applicable laws, including securities laws (in which case such disclosure would be subject to Section 4.6(b)(iii)), neither Party will issue any news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the relationship between the Parties without obtaining prior written approval from the other Party. In addition and except as contemplated by Sections 3.1(e), 3.2(e) or 4.6(b)(i)-(iii), each Party will in good faith use its best efforts to prevent its employees and agents from referencing (orally, in writing or electronically) the Collaborations or the licensing of materials from the other Party when selling, marketing or promoting BDP research programs, unless otherwise agreed upon by the Parties in writing.
     4.7 Indemnification. Each Party will indemnify, defend, and hold harmless the other Party and its Representatives from any and all claims, liabilities, and expenses arising out of its or its Representatives’ bad faith or intentional misconduct in performing its obligations under this Agreement or the breach of such Party’s representations and warranties made in this Agreement, except to the extent finally judicially determined to have resulted from the bad faith, intentional misconduct or breach by the Party seeking indemnification hereunder or its Representatives. In addition, CEB will indemnify, defend, and hold harmless ABCO, its Representatives and the Entities with ABCO General Counsel Memberships from any and all claims, liabilities, and expenses arising from any infringement, misappropriation, or other violation of any patent, copyright, trademark, servicemark, trade secret right, or other intellectual property right of a Third Party that result from ABCO’s exercise of any of the rights granted in Section 3.1(b), and ABCO will indemnify, defend, and hold harmless CEB, its Representatives and the Entities with CEB Employer Health Memberships from any and all claims, liabilities, and expenses arising from any infringement, misappropriation, or other violation of any patent, copyright, trademark, servicemark, trade secret right, or other intellectual property right of a Third Party that result from CEB’s exercise of any of the rights granted in Section 3.2(b). The provisions of this Section 4.7 will apply to the fullest extent of the law and will survive the Term.
5. MISCELLANEOUS
     5.1 Certain Termination Rights. (a) General. A Party may terminate this Agreement if the other Party materially breaches any of the covenants, representations, warranties, or other terms of this Agreement or materially defaults in the performance of any of its obligations hereunder and such breach or default is not cured within ninety (90) days after written notice thereof given by the non-breaching Party. Such notice of breach or default must clearly specify the nature of such breach or default.
          (b) Effect of Termination. All rights, licenses, obligations, covenants and agreements herein will terminate upon expiration or termination of this Agreement in accordance with the terms hereof, provided, however, that (i) any rights granted by ABCO in accordance with Section 3.1(b) to Entities with an ABCO General Counsel Membership to use the General Counsel Materials and any rights granted by CEB in accordance with Section 3.2(b) to Entities with a CEB Employer Health Membership to use Employer Health Materials will survive any expiration or termination of this Agreement, and (ii) the following provisions will survive any expiration or termination of this Agreement for the periods of time stated therein or indefinitely if no shorter period is so specified: Sections 2.1(c), 3.1(g), 3.2(g), 4.3 through 4.7, and 5.1(b) through 5.9. Any termination or expiration of this Agreement will not relieve the Parties of any liability that accrued hereunder prior to such termination or expiration. In addition, any termination or expiration of this Agreement will not preclude any Party from pursuing all rights and remedies it may have hereunder or under applicable laws (including, but not limited to, monetary damages, specific performance, and injunctive relief). The remedies provided herein are not exclusive of other remedies available to a Party under applicable laws.
     5.2 Assignment; Successors and Assigns. This Agreement will not be assignable by either Party without the prior written consent of the other Party, it being acknowledged and agreed by the Parties that the sale of all or substantially all of a Party’s assets (provided such sale includes this Agreement) to, or a merger, consolidation, share exchange or other similar business combination of a Party with, a Third Party will not constitute an assignment for purposes of this Section 5.2 and no such written consent of the other Party will be required. Notwithstanding the preceding sentence, this Agreement will, in all events, be binding on each Party’s successors and permitted assigns.
     5.3 Notices. All notices, claims, demands, and other communications hereunder will be in writing and will be deemed given upon (a) confirmed delivery by a standard overnight carrier or when delivered by hand or (b) the expiration of three (3) business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective Parties at the following addresses (or such other address for a Party as will be specified by like notice):

On behalf of CEB:	Chief Executive Officer
The Corporate Executive Board Company
2000 Pennsylvania Avenue, N.W.
Suite 6000
Washington, D.C. 20006
Facsimile: (202) 777-5100

On behalf of ABCO:	Chief Executive Officer
The Advisory Board Company
2445 M Street, N.W.
Washington, D.C. 20037
Facsimile: (202) 266-5700
     5.4 Severability. Each paragraph and provision of this Agreement is severable from the entire Agreement, and if any provision is declared invalid, the remaining provisions will nevertheless remain in effect, and the invalid provision will be deemed to be amended, but only to the extent necessary to make the provision valid and enforceable consistent with the Parties’ respective intentions as of the Effective Date.

     5.5 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and no amendment or modification of any of the terms and conditions of this Agreement will be valid unless in writing and executed by both Parties. Any prior oral or written agreements or understandings with respect to the subject matter hereof are not considered a part of this Agreement and are superseded hereby effective as of the Effective Date, including the Non-Competition Agreement, effective as of January 1, 1999, among the Parties and David G. Bradley, as amended.
     5.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (excluding its choice of law rules).
     5.7 Dispute Resolution. The Parties will endeavor to settle all disputes by amicable negotiations. Any claim, dispute, disagreement or controversy that arises among the Parties (“Disputed Matter”) relating to this Agreement that is not amicably settled will be referred to and settled by arbitration administered by the American Arbitration Association in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”) by a single arbitrator who is mutually agreeable to the Parties. If the Parties are unable to agree upon an arbitrator, one arbitrator will be selected in accordance with the AAA Rules. All proceedings in any such arbitration will be conducted in Washington, D.C. Each Party to such arbitration proceeding will bear its respective costs, fees and expenses in connection with such arbitration. Upon a final determination by the arbitrator with respect to the Disputed Matter, the arbitrator will notify the Parties (such notice being the “Arbitration Order”). Any judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Jurisdiction of such arbitrator will be exclusive as to disputes among the Parties relating to this Agreement and each of the Parties agree that this agreement to arbitrate will be specifically enforceable under the laws of the respective domiciliary jurisdictions of the Parties. Neither of the Parties will have the right to appeal the Arbitration Order or otherwise to submit a dispute relating to this Agreement to a court of law.
     5.8 Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and all of which will be one and the same document.
     5.9 Waiver. No delay or failure on the part of either Party in exercising any right, power, or privilege under this Agreement or under any other document furnished in connection with or pursuant to this Agreement will impair any such right, power, or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power, or privilege will preclude the further exercise of such right, power, or privilege. No waiver will be valid against either Party unless made in writing and signed by such Party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.
[Signature page follows.]

     IN WITNESS WHEREOF, the Parties, acting through their duly authorized officers, have executed and delivered this Agreement as of the Effective Date.

THE ADVISORY BOARD COMPANY
By:	/s/ Frank J. Williams
Frank J. Williams
Chairman and Chief Executive Officer

THE CORPORATE EXECUTIVE BOARD COMPANY
By:	/s/ Thomas L. Monahan
Thomas L. Monahan III
Chief Executive Officer